UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
April 26, 2007

NETWORK CN INC.
(Exact name of registrant as specified in its charter)

Delaware	000-30264	11-3177042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21/F, Chinachem Century Tower, 178 Gloucester Road, Wanchai, Hong Kong
(Address of Principal Executive Offices)	(Zip Code)

(852) 2833-2186

Registrant’s Telephone Number, Including Area Code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 26, 2007, Shanghai Quo Advertising Company Limited (“Quo Advertising”), a wholly-owned subsidiary of Network CN Inc. (the "Company"), entered into a business agreement (the “Agreement”) with Shanghai Yukang Advertising Company Limited (“Yukang Advertising”), a company organized under the laws of the Peoples’ Republic of China (“PRC”) to act as Yukang Advertising’s exclusive agent to place advertisements on two digital video billboards in Shanghai, China for a 5 hour time slot per day during the period beginning July 1, 2207 and ending June 30, 2009.

The video billboards will be owned and operated by Yukang Advertising and will be located at Century Plaza on Nanjing Road Shopping Street in Shanghai. Yukang Advertising is responsible for obtaining all required government approvals and authorizations as well as for all expenses related to operation of the billboards. Yukang Advertising also has the right to review and approve all advertising content that the Company seeks to publish on the billboards. The Company is entitled to retain all advertising revenues from the advertisements that it publishes on the billboards during its allotted time slots. The Company anticipates that it will begin to generate advertising and other revenues from advertisements published on the billboards during the second half of 2007. The Company agreed to pay to Yukang Advertising an aggregate of RMB4,000,000 (approximately US$520,000) in each of 2007 and 2008. The annual fee is payable in three installments.

The agreement is subject to the laws of the People’s Republic of China and Quo Advertising’s ability to publish advertisements is subject to applicable rules and regulations in China regarding advertising generally, and public out-of-home advertisements in particular.

     The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

Exhibit

Number	Description

_______________________________________________________________________

10.1	Agreement for Advertising Business dated April 26, 2007, by and among Shanghai Quo Advertising Company Limited, a subsidiary of Network CN Inc., and Shanghai Yukang Advertising Company Limited.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

NETWORK CN INC.

Date: May 1, 2007	By:	/s/ Godfrey Hui
Godfrey Hui
Chief Executive Officer